EXHIBIT 10.4

EQUIPMENT PURCHASE AGREEMENT

This equipment purchase agreement (the “Agreement”), is made and entered into effective as of November 30, 2019 by and between Satellites Dip, LLC, a California limited liability company (“Seller”), and NMG Cathedral City, LLC, a California limited liability company (“Buyer”). As used herein, Seller and Buyer shall collectively be referred to as the “Parties” and each as a “Party”.

WHEREAS, subject to the terms and conditions set forth herein Seller wishes to sell to Buyer certain Equipment;

WHEREAS, subject to the terms and conditions set forth Buyer wishes to purchase from Seller the Equipment;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 “Affiliate” of a Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

Section 1.02 “Action” shall mean any claim, action, causes of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, whether at law or in equity.

Section 1.03 “Applicable Law” shall mean any and all applicable local, state and federal laws, rules and regulations. Notwithstanding anything to the contrary contained herein, the Parties acknowledge that, at the time of the execution of this Agreement, the terms of this Agreement may not comply with the CSA. The Parties acknowledge that a violation of the CSA shall not be deemed to violate Applicable Law as used herein.

Section 1.04 “Bill of Sale” shall mean the bill of sale attached hereto as Exhibit B, duly executed by Seller, transferring the Equipment to Buyer.

Section 1.05 “Brand Director Agreement” means that certain brand director agreement entered into contemporaneously with this Agreement between the Parties.

Section 1.06 “Buyer” shall have the meaning set forth in the recitals of this Agreement.

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Section 1.07 “Closing” shall mean the consummation of the transactions contemplated by this Agreement.

Section 1.08 “Closing Date” shall mean a date, mutually agreed by the Parties, when the transactions contemplated by this Agreement shall be consummated.

Section 1.09 “CSA” shall mean 21 U.S.C. § 811, et seq., short titled the Controlled Substance Act and all applicable regulations promulgated thereunder.

Section 1.10 “Encumbrance” shall mean a charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance.

Section 1.11 “Equipment” shall mean all equipment, machinery, tools, supplies, and other tangible personal property enumerated in the Equipment List.

Section 1.12 “Equipment List” shall mean the list of equipment being purchased, attached hereto as Exhibit A.

Section 1.13 “Governmental Authority” shall mean any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

Section 1.14 “Indemnified Party” shall mean the Party entitled to indemnification pursuant to Article VII of this Agreement.

Section 1.15 “Indemnifying Party” shall mean the Party from whom indemnification is sought pursuant to Article VII of this Agreement.

Section 1.16 “Loan Agreement” shall have the meaning set forth in Section 2.02 of this Agreement.

Section 1.17 “Losses” shall mean losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees.

Section 1.18 “Party” and “Parties” shall have the meanings set forth in the recitals of this Agreement.

Section 1.19 “Payment Date” shall mean the six (6) month anniversary of the Closing Date.

Section 1.20 “Person” shall mean an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

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Section 1.21 “Purchase Price” shall be two hundred thirty-five thousand six hundred eighty-four dollars and ninety-three cents ($235,684.93), which shall be applied to the outstanding balance of the Loan Agreement.

Section 1.22 “Representatives” shall mean a Party’s and such Party’s Affiliates’ shareholders, members, managers, officers, directors, employees, consultants, representatives, agents and legal advisors.

Section 1.23 “Seller” shall have the meaning set forth in the recitals of this Agreement.

Section 1.24 “Taxes” shall mean all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

Section 1.25 “Transaction Documents” shall mean this Agreement, the Equipment List and the Bill of Sale.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of the Equipment. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in and to the Equipment.

Section 2.02 Purchase Price. The aggregate purchase price for the Equipment shall be the Purchase Price, which shall be applied to the outstanding balance of that certain loan agreement previously entered into between the Parties on June 6, 2019 (the “Loan Agreement”). The Parties hereby acknowledge that the Purchase Price and the waiver of certain additional consideration in the Brand Director Agreement shall fully satisfy all outstanding amounts owed under the Loan Agreement; Buyer shall provide evidence of satisfaction and/or cancellation of the Loan Agreement within 10 business days following the Closing Date.

Section 2.03 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Applicable Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.04 Third Party Consents. To the extent that Seller’s rights under any piece of Equipment may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights in the Equipment so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Applicable Law, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Applicable Law, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

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ARTICLE III

CLOSING DELIVERIES; POST-CLOSING OBLIGATIONS

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the Closing shall take place at the Closing Date.

Section 3.02 Closing Deliverables.

a. At the Closing, Seller shall deliver to Buyer the Equipment, and such other customary instruments of transfer, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transaction contemplated by this Agreement.

b. At the Closing, Buyer shall deliver to Seller the Transaction Documents, as applicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Seller. Seller is a duly organized limited liability company, validly existing, and in good standing under the laws of the State of California. Seller has full legal power and authority to enter into this Agreement and the Transaction Documents and to carry out its obligations and to consummate the transaction contemplated herein. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

Section 4.02 No Conflicts or Consents. The execution, delivery, and performance by Seller of this Agreement and the Transaction Documents, and the consummation of the transaction contemplated herein, do not and will not: (a) violate or conflict with any provision of any Applicable Law applicable to Seller, or the Equipment; (b) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, or order of any Governmental Authority; or (c) result in the creation or imposition of any Encumbrance on the Equipment.

Section 4.03 Title to Equipment. Seller has good and valid title to all of the Equipment, free and clear of Encumbrances.

Section 4.04 Third Party Warranties. Prior to the Closing, Seller shall deliver to Buyer true and correct copies of all applicable Equipment warranties, which are in the possession of Seller, of manufacturers and/or vendors affecting any of the pieces of Equipment sold hereunder.

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Section 4.05 Maintaining of Insurance. The Equipment being sold herein by Seller is and will be adequately insured against fire or other casualty up to the Closing Date and valid policies therefore are and will be outstanding and duly in force and the premiums thereon will be paid until the Closing Date.

Section 4.06 Condition and Sufficiency of Equipment. Each item of Equipment is structurally sound, is in good operating condition and repair, and is adequate for the uses to which it is being put, and no item of Equipment needs maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 4.07 Legal Proceedings; Order of Governmental Authorities. There are no Actions pending or, to Seller’s knowledge, threatened against or by Seller: (a) relating to or affecting the Equipment; or (b) that challenge or seek to prevent, enjoin, or otherwise delay the transaction contemplated by the Transaction Documents. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. Seller is in compliance with all orders of all Governmental Authorities against, relating to, or affecting the Equipment.

Section 4.08 Compliance with Laws. Seller is in compliance with all Applicable Law applicable to the ownership and use of the Equipment.

Section 4.09 Additional Disclosures. In the event any material adverse changes occur prior to the Closing Date as to any information, documents, schedules or exhibits contained or referred to in this Agreement, Seller will immediately disclose the same to Buyer when first known to Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01 Organization and Authority of Buyer. Buyer is a duly organized limited liability company, validly existing, and in good standing under the laws of the State of California. Buyer has full legal power and authority to enter into this Agreement and the Transaction Documents, to carry out its obligations, and to consummate the transactions contemplated herein. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

ARTICLE VI

COVENANTS

Section 6.01 Confidentiality. From and after the Closing, Seller shall, and shall cause its Representatives to hold, in confidence any and all information, whether written or oral, concerning the Buyer’s business, except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller or its Representatives; or (b) is lawfully acquired by Seller or its Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Seller or its Representatives are compelled to disclose any information by order of Governmental Authority or Applicable Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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Section 6.02 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII

INDEMNIFICATION

Section 7.01 Survival. All representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive the Closing.

Section 7.02 Indemnification by Seller. Subject to the other terms and conditions of this Article VII, Seller shall indemnify and defend Buyer (and/or Buyer’s Representatives) against, and shall hold each of them harmless from and against, any and all Losses, incurred or sustained by, or imposed upon, the Buyer (and/or Buyer’s Representatives) based upon, arising out of, or with respect to:

a. any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, any Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

b. any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement, any Transaction Document, or any schedule, certificate, or exhibit related thereto;

Section 7.03 Indemnification by Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify and defend each of Seller (and/or Seller’s Representatives) against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Seller (and/or Seller’s Representatives) based upon, arising out of, or with respect to:

a. any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, the Transaction Documents or any schedule, certificate, or exhibit related thereto as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

b. any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement or any schedule, certificate, or exhibit related thereto.

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Section 7.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly provide written notice of such claim to the Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 7.05 Cumulative Remedies. The rights and remedies provided in this Article VII are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Notice. Any notice required to be given pursuant to this Agreement shall be in writing and delivered personally to the other designated Party or mailed by certified or registered mail, return receipt requested or delivered by a recognized national overnight courier service, except e-mail may be used for day-to-day operations and contacts but not for ‘notice’ or other communications required under this Agreement or by law.

Section 8.02 Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.03 Severability. In the event that any term, clause, or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement.

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Section 8.04 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Any purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.05 Entire Agreement. This Agreement and the Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the statements in the body of this Agreement will control.

Section 8.06 Amendments. Any amendment to this Agreement must be in writing and signed by an authorized person of each Party.

Section 8.07 Surviving Rights. Any rights or obligations of the Parties in this Agreement which, by their nature, should survive termination or expiration of this Agreement will survive any such termination or expiration.

Section 8.08 Further Assurances. Each Party shall, upon the reasonable request of the other Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement and the Transaction Documents.

Section 8.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective Representatives and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 8.10 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement

Section 8.11 Equitable Relief. Each Party acknowledges that a breach by the Party of this Agreement may cause the other Party irreparable damages, for which an award of damages would not be adequate compensation and agrees that, in the event of such breach or threatened breach, the other Party will be entitled to seek equitable relief, including a restraining order, injunctive relief, specific performance and any other relief that may be available from any court, in addition to any other remedy to which the other Party may be entitled at law or in equity. Such remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available at law or in equity (which are cumulative and may be exercised singularly or concurrently), subject to any express exclusions or limitations in this Agreement to the contrary.

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Section 8.12 Counterparts; Electronic Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same Agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.13 Force Majeure. Neither Party shall be responsible for delays or failure of performance under this Agreement to the extent resulting from causes that are beyond the reasonable control of such Party and which render the continued performance of this Agreement impossible, impractical or illegal, including, but not limited to, fire, flood, explosion, tornado, epidemic, earthquake, snowstorm, ice storm or other act of God, embargo, explosion, malfunction, riots, civil disputes, acts or threatened acts of terrorism or war, failure of the internet or government controls or regulations, lack of availability of source material meeting the qualifications and standards in this Agreement at commercially reasonable prices, and problems or defects in relation to the Internet and/or any telecommunication systems. The existence of such causes of such delay or failure shall extend the period for performance to the extent necessary to enable complete performance in the exercise of reasonable diligence after the causes of delay or failure have been removed.

Section 8.14 Jurisdiction and Disputes.

a. This Agreement shall be governed and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of California.

b. In the event of any Action arising out of or relating to any performance required under this Agreement, or the interpretation, validity or enforceability hereof, the Parties hereto shall use their best efforts to settle the Action. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable resolution satisfactory to the Parties. If the Action cannot be settled through negotiation within a period of seven (7) days, the Parties agree to attempt in good faith to settle the Action through mediation, administered by a mediator mutually agreeable to the Parties, before resorting to arbitration. If they do not reach such resolution, or an agreed upon mediator cannot be identified, within a period of thirty (30) days, then, upon notice by either party to the other they shall commence arbitration as set forth below.

c. The Parties agree to submit any and all Actions, or any dispute related in any way to this Agreement and the services rendered hereunder, to binding arbitration before JAMS. The arbitration shall be held in accordance with the JAMS then-current Streamlined Arbitration Rules & Procedures (and no other JAMS rules), which currently are available at: http://www.jamsadr.com/rules-streamlined-arbitration. The arbitrator shall be either a retired judge, or an attorney who is experienced in commercial contracts and licensed to practice law in California, selected pursuant to the JAMS rules. The Parties expressly agree that any arbitration shall be conducted in the Los Angeles County, California. Each party understands and agrees that by signing this Agreement, such party is waiving the right to a jury. The arbitrator shall apply California substantive law in the adjudication of all Actions. Notwithstanding the foregoing, either party may apply to the Superior Courts located in Los Angeles County, California for a provisional remedy, including but not limited to a temporary restraining order or a preliminary injunction. The application for or enforcement of any provisional remedy by a party shall not operate as a waiver of the Agreement to submit a dispute to binding arbitration pursuant to this provision. In no event shall an Action be adjudicated in Federal District Court. In the event that either party commences an Action in Federal District Court or moves to remove such action to Federal District Court, the Parties hereby mutually agree to stipulate to a dismissal of such Federal Action with prejudice. After a demand for arbitration has been filed and served, the Parties may engage in reasonable discovery in the form of requests for documents, interrogatories, requests for admission, and depositions. The arbitrator shall resolve any disputes concerning discovery. The arbitrator shall award costs and reasonable attorneys’ fees to the prevailing party, as determined by the arbitrator, to the extent permitted by California law. The arbitrator’s decision shall be final and binding upon the Parties. The arbitrator’s decision shall include the arbitrator’s findings of fact and conclusions of law and shall be issued in writing within thirty (30) days of the commencement of the arbitration proceedings. The prevailing party may submit the arbitrator’s decision to Superior Courts located in Los Angeles County for an entry of judgment thereon.

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have duly executed this Agreement as of the Effective Date.

Satellites Dip, LLC (“Seller”)		NMG Cathedral City, LLC (“Buyer”)

By:	/s/ Azadeh Dastmalchi	By:	Stephen ‘Trip’ Hoffman
Name:	Azadeh Dastmalchi	Name:	Stephen ‘Trip’ Hoffman
Title:	Authorized Signatory	Title:	Authorized Signatory

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EXHIBIT A

EQUIPMENT LIST

Mr Atomizer Wiped Film System	Distillation Equipment	1
Jacketed Heated Feed Tank & Pumps	Distillation Equipment	1
Chillers attached to Mr Atomizer system	Distillation Equipment	5

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EXHIBIT B

BILL OF SALE

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Satellites Dip, LLC, a California limited liability company (“Seller”), does hereby grant, bargain, transfer, sell, assign, convey and deliver to NMG Cathedral City, LLC, a California limited liability company (“Buyer”), all of its right, title and interest in and to the Equipment, as such term is defined in the Equipment Purchase Agreement, dated as of November 30, 2019 (the “Agreement”), by and between Seller and Buyer, to have and to hold the same unto Buyer, its successors and assigns, forever.

IN WITNESS WHEREOF, Seller has duly executed this Bill of Sale as of the Effective Date.

Satellites Dip, LLC (“Seller”)

By:	/s/ Azadeh Dastmalchi
Name:	Azadeh Dastmalchi
Title:	Authorized Signatory

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